UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         LocatePLUS Holdings Corporation
                          (Exact name of small business
                       issuer as specified in its charter)

             Delaware                                         04-3332304
             --------                                         ----------
    (State of jurisdiction of                               (IRS Employer
   incorporation ororganization)                          Identification No.)

     100 Cummings Center, Suite 235 M
         Beverly, Massachusetts                                        01915
  (Address of principal executive offices)                          (Zip Code)

                            1999 AMENDED AND RESTATED
                           INCENTIVE AND NON-QUALIFIED
                                STOCK OPTION PLAN
                                -----------------
                            (Full title of the plan)

                                  Jon Latorella
                                President and CEO
                              100 Cummings Center,
                                   Suite 235M
                                Beverly, MA 01915
                                -----------------
                          (Name, address, and telephone
                          number of agent for service)

                         CALCULATION OF REGISTRATION FEE





                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF. . . . . .  AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
SECURITIES REGISTERED . . . . . .  REGISTERED         SHARE                 PRICE                 FEE
=================================  =================  ====================  ====================  =============
Shares of Class A Voting
Common Stock, par value $0.01 (1)      15,000,000(1)  $            0.15(2)  $       2,250,000(2)  $      182.03
---------------------------------  -----------------  --------------------  --------------------  -------------


(1) This filing registers 14,195,000 shares of Class A Voting Common Stock reserved for issuance under the Registrant's 1999 Amended and Restated Incentive and Non-Qualified Stock Option Plan (the "1999 Plan"). Pursuant to Rule 416 there are also being registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the 1999 Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment. This filing also registers 805,000 shares of the Registrant's Class A Voting Common Stock issued prior to the date of this Registration Statement pursuant to the 1999 Plan.

(2) Calculated pursuant to Rule 457(h)(1), of the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum offering price and the amount of registration fee were based on the average of the high and low prices for shares of the Registrant's Class A Voting Common
Stock  on  May  19,  2003.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

ITEM  1.  PLAN  INFORMATION.

     The information required by Part I of Form S-8 has been included in documents sent or given to participants, including the 1999 Amended and Restated Incentive and Non-qualified Stock Option Plan (the "1999 Plan"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) of the Securities Act, or additional information about the 1999 Plan and its administrators are available without charge by contacting:

                                 James C. Fields
                            Vice President of Finance
                         Acting Chief Financial Officer
                         LocatePLUS Holdings Corporation
                         100 Cummings Center Suite 235M
                                Beverly, MA 01915
                                 (978) 921-2727


                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents which have been filed previously with the Commission by LocatePLUS Holdings Corporation (the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(A) The Registrant's Annual Report on Form 10-KSB and as amended on Form 10-KSB/A for the fiscal year ended December 31, 2002 (filed with the Commission on March 31, 2003 and amended on April 30, 2003);

(B) The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2003 (filed with the Commission on May 9, 2003);

(C) The description of capital stock found in the section titled "Description of Capital Stock" the Registrant's Registration Statement on Form SB-2, Commission File No. 333-85154, as filed with the Securities and Exchange Commission on March 28, 2002 and as subsequently amended; and

(D)     The  Registrant's  Form 8-A filed with the Commission on August 7, 2002.

Such  information  is  hereby  incorporated herein by reference in its entirety.

     All documents filed with the Commission subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents with the Commission.

ITEM  4.  DESCRIPTIONS  OF  SECURITIES

     Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

     None.

ITEM  6.  INDEMNIFICATION  OF  OFFICERS  AND  DIRECTORS

     The Registrant's Amended and Restated Certificate of Incorporation, as amended to date, provides as follows:

     "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify."

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

     Not  applicable.

ITEM  8.  EXHIBITS

     5.1 Opinion of Kirkpatrick & Lockhart LLP (filed with this Registration Statement).

     10.1 1999 Amended and Restated Incentive and Non-qualified Employee Stock Option Plan (filed with this Registration Statement).

     23.1 Consent of Carlin, Charron & Rosen LLP (filed with this Registration Statement).

     23.2     Consent  of  Kirkpatrick  &  Lockhart  LLP.

ITEM  9.  UNDERTAKINGS  (NUMBER  AS  IN  ITEM  512  OF  REGULATION  S-K)

     The  undersigned  Registrant  hereby  undertakes:

     (A)     (1)     To  file,  during  any  period in which offers or sales are being  made,  a  post-effective  amendment  to  this  registration  statement:

               (I) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

               (II) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Beverly, Commonwealth of Massachusetts, on May 20, 2003.

     LOCATEPLUS  HOLDINGS  CORPORATION
     (Registrant)


     By  /s/  Jon  R.  Latorella
         -----------------------
          Chairman,  President  and
          Chief  Executive  Officer

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of LocatePLUS Holdings Corporation, hereby severally constitute and appoint Jon A. Latorella and James
C. Fields, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable LocatePLUS Holdings Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                     TITLE                     DATE
--------------------           ---------------------------------   -------------

 /S/ Jon  R. Latorella         Chairman of the Board, President     May 22, 2003
-----------------------        and  Chief  Executive  Officer
Jon  R. Latorella


 /S/ James C. Fields           Acting Chief Financial Officer,      May 22, 2003
-----------------------        Treasurer  and  Secretary
James C. Fields                (Chief  Accounting  Officer)


 /S/ Sonia  P. Bejjani         Director,                            May 22, 2003
-----------------------        President, Worldwide
Sonia  P. Bejjani              Information, Inc.


 /S/ Thomas W. Garlock         Director                             May 22, 2003
-----------------------
Thomas W. Garlock


 /S/ Thomas E. Murphy          Director                             May 22, 2003
-----------------------
Thomas E. Murphy


 /S/ Robert H. Kite            Director                             May 22, 2003
-----------------------
Robert H. Kite